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                                                                    Exhibit 99.2

                                                                       Exhibit I






                  Management's Assertion Concerning Compliance
              with USAP Minimum Servicing Standards, to the extent
                  the procedures in such are applicable to the
                servicing obligations set forth in the Servicing
                                    Agreement


March 29, 2002


As of and for the year ended December 31, 2001, The CIT Group/Equipment Financing, Inc. (the "Company"), a wholly owned subsidiary of CIT Group Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreements. During the year ended December 31, 2001, certain instances of noncompliance with the standards occurred as noted below:

Custodial Bank Accounts

Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

         o Be mathematically accurate;

         o Be prepared within forty-five (45) calendar days after the cutoff date;

         o Be reviewed and approved by someone other than the person who prepared the reconciliation; and

         o Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

Bank reconciliations were not consistently prepared within the above standard during the year ended December 31, 2001. Management has revised its standards and policies surrounding these bank accounts and has assigned appropriate personnel to ensure timely and complete preparation and review of all bank reconciliations.

Payments

Standard: Payments made in accordance with the lease/loan documents shall be posted to the applicable records accurately and on a timely basis.

Certain reconciling items were not cleared within 90 days of their original identification. Management has reviewed all significant reconciling items and management does not believe that these items have a material impact on the lease/loan records and has revised its standards and policies surrounding these reconciling items and has assigned appropriate personnel to ensure the proper resolution of all items.




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As of and for this same period, CIT Group Inc. had in effect a financial institution bond and computer crime policy, excess crime policy and errors and omissions policy in the amounts of $60mm, $120mm and $25mm, respectively.



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John Burr
Chief Executive Officer
The CIT Group/Equipment Financing, Inc.




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Roy Keller
President
The CIT Group/Equipment Financing, Inc.




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Rhonda Horohoe
Chief Financial Officer
The CIT Group/Equipment Financing, Inc.




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Glenn A. Votek
Executive Vice President
The CIT Group/Equipment Financing, Inc.